Exhibit 10.1

CUBIST PHARMACEUTICALS, INC.

2014 OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR DIRECTORS

This Stock Option Agreement (the “Agreement”) governs an award (the “Award”) of stock options (“Stock Options”) to non-employee members of the Board of Directors of Cubist Pharmaceuticals, Inc. (the “Company”) who have been selected for participation (each such director, a “Participant”) under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The details of an Award made to a Participant will be set forth in a letter or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.              Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being granted under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which Plan the Participant agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.

2.              Grant of Award.  The Participant will be notified of his or her Award through a Notice.  The Notice will contain, among other things, the number of Stock Options granted, the grant date of the Award (such date, the “Grant Date”) and the exercise price of each Stock Option (the “Exercise Price”). The Award consists of a contingent entitlement of the Participant to purchase one share of Stock at the Exercise Price with respect to each Stock Option forming part of the Award, as set forth in the Notice, subject to the terms and conditions of this Agreement and the Plan.  This Stock Option is intended to be a nonstatutory stock option and is not intended to be an incentive stock option within the meaning of Section 422.  For the avoidance of doubt, the total number of Stock Options subject to the Award, as set forth in the Notice, is subject to adjustment pursuant to Section 7 of the Plan.  The Participant is required to acknowledge and accept the terms of this Agreement and the Plan in the manner set forth in Section 22 within the time period specified in the Notice.

3.              Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

4.              Final Exercise Date.  The latest date on which the Stock Options or any portion thereof may be exercised will be the 10th anniversary of the Grant Date (the “Final Exercise Date”); provided, however, if at such time the Participant is prohibited by applicable law or written Company policy applicable to similarly situated persons from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the Final Exercise Date will be automatically extended to thirty (30) days following the date the Participant is no longer prohibited from engaging in such open-market sales.  If not exercised by the Final Exercise Date, the Stock Options or any remaining portion thereof will thereupon immediately terminate.

5.              Vesting.  Unless earlier terminated or forfeited, the Stock Options will vest according to the vesting schedule set forth in the Notice, provided that the Participant remains a member of the Board through the applicable vesting date.

6.              Exercise.  No Stock Options may be exercised until such Stock Options vest.  Each election to exercise any vested Stock Options will be subject to the terms and conditions of the Plan and shall be in writing, signed by the Participant.  Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan.  The Exercise Price with respect to each Stock Option being exercised must be paid in cash or by check acceptable to the Administrator or, if permitted by the Administrator, by any of the following means (individually or in combination):

a.              by the Administrator’s holding back of shares of Stock from the Stock Options having a fair market value equal to the aggregate Exercise Price of the Stock Options being exercised;

b.              if the Stock is traded on an established market, the payment through and under the terms and conditions of a formal cashless exercise program, if any, authorized by the Company involving the sale of the shares of Stock received upon exercise of the Stock Options in a brokered transaction (other than to the Company); or

c.               such other means, if any, as may be acceptable to the Administrator.

In the event that the Award is exercised by a person other than the Participant, the Company will be under no obligation to deliver shares of Stock hereunder unless and until it is satisfied as to the authority of the person attempting to exercise the Award and compliance with applicable securities laws.

7.              Treatment of the Stock Options Upon Termination of Service.  If the Participant’s service on the Board ceases, the Stock Options, to the extent not already vested will be immediately forfeited, and any vested Stock Options that are then outstanding will be treated as follows:

a.              Subject to clauses (b) and (c) below, the Stock Options to the extent vested immediately prior to the cessation of the Participant’s service on the Board, will remain exercisable until the earlier of (i) the third anniversary of the date such service ceased, or (ii) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 7(a) will thereupon immediately terminate.

b.              The Stock Options (whether or not vested) will terminate and be forfeited immediately prior to the cessation of Participant’s service on the Board if the Administrator in its sole discretion determines that such cessation of services was for Cause or occurs in circumstances that that would have constituted grounds for terminating the Participant’s Board service for Cause.

c.               In the event that the Participant holds any Stock Options on the date such Award ceases to be exercisable under (a) above, and the Participant is prohibited, on such date, by applicable law or a written policy of the Company applicable to similarly-situated persons from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the time periods described in (a) above will be extended automatically until the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

8.              Prohibitions on Transfer and Sale.  Except as permitted by the Plan, the Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or any similar process.  Any attempted transfer, assignment, pledge or other disposition of the Award, the Stock Options or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 8, or the levy of any attachment or similar process upon the Award, shall be null and void.  Except as permitted by the Plan, the shares of Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

9.              Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

10.       Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, until the Award is exercised in accordance with the Notice and Section 6 of this Agreement and shares of Stock are delivered to the Participant.

11.       Tax Liability of the Participant and Payment of Taxes.  The Participant acknowledges and agrees that any income or other taxes with respect to the Award or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.  The Company shall have no liability or obligation related to the foregoing.

12.       Data Authorization.  The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Award, the administration of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

13.       Recovery of Compensation.  The Stock Options, any shares of Stock delivered hereunder and any gains or other amounts realized in respect of such Stock Options or shares of Stock shall be subject to recoupment by the Company to the extent required to comply with (a) applicable law or regulation or the rules of the stock exchange on which the Stock is traded or (b) any applicable Company clawback or recoupment policy as in effect from time to time.

14.       Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Participant as set forth in the Plan.

15.       Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

16.       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware relating to the issuance of stock and the consideration received therefor, without giving effect to the conflict of laws principles thereof.  Except as prohibited by applicable law, provisions of this Agreement not relating the foregoing shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  Except as prohibited by applicable law, for the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to the exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

17.       Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

18.       Entire Agreement.  Unless otherwise provided in writing in a separate agreement between the Participant and the Company or an Affiliate, this Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

19.       Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.       Addendum for Non-U.S. Countries.  Notwithstanding any provisions in this Agreement, the Award shall be subject to the special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country (the “Addendum”).  Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Addendum constitutes part of this Agreement.

22.       Company Signature; Participant Electronic Acknowledgment.  An authorized representative has signed this Agreement below.  By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and the Participant will therefore have no rights to or in the Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:

Name:
Title:

THE PARTICIPANT

Name: